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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               ______________

                                  FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


      Date Of Report (Date Of Earliest Event Reported):  June 20, 2000


                             VIRATA CORPORATION
           (Exact Name Of Registrant As Specified In Its Charter)




          DELAWARE                      000-28157                77-0521696
(State Or Other Jurisdiction Of   (Commission File Number)     (IRS Employer
         Incorporation)                                     Identification No.)


                      2933 BUNKER HILL LANE, SUITE 201
                       SANTA CLARA, CALIFORNIA  95054
             (Address Of Principal Executive Offices) (Zip Code)


     Registrant's Telephone Number, Including Area Code:  (408) 566-1000


Item 5.  Other Events.
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A.  Acquisition of Excess Bandwidth

On June 20, 2000, Virata Corporation, a Delaware corporation ("Virata" or "Registrant"), entered into an Agreement and Plan of Merger with Excess Bandwidth Corporation, a California corporation ("Excess Bandwidth"). Virata believes that the acquisition will provide it with symmetric DSL PHY capabilities targeted at the markets for both business premises and central office equipment. Excess Bandwidth develops advanced algorithms for high-bandwidth communications applications and implements those algorithms as communications processors. Excess Bandwidth is presently testing its first two integrated circuit designs and has not yet shipped product to customers. Excess Bandwidth has 50 employees, including 40 physical layer and analog designers, and was founded in 1998 by Dr. Debajyoti Pal and Stanford Professor Thomas Kailath.

The merger agreement sets forth the terms and conditions of the merger of a wholly owned subsidiary of Registrant with and into Excess Bandwidth. Upon consummation of the proposed acquisition, Excess Bandwidth will become a wholly owned subsidiary of Registrant. Registrant will issue 6,302,363 shares of its common stock for all of Excess Bandwidth's issued and outstanding shares of capital stock and options and warrants to purchase shares of capital stock. Ten percent of the shares of the shares of Virata common stock to be issued pursuant to the acquisition will be placed in an escrow. Consummation of the merger is subject to a number of customary conditions, including the approval of the merger by the shareholders of Excess Bandwidth, compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of all applicable waiting periods. Affiliates of Excess Bandwidth holding more than 50% of Excess Bandwidth's common stock and preferred stock have agreed to vote in favor of the merger. The merger is expected to close in the third quarter of calendar 2000, will be accounted for as a purchase and will result in a charge related to the write-off of in-process research and development.

Registrant's common stock will be issued to the shareholders of Excess Bandwidth pursuant to a permit from the California Department of Corporation after a fairness hearing and as a consequence may be resold by them without registration under the Securities Act. The holders of Excess Bandwidth common and preferred stock have agreed to restrict their sales of Registrant's common stock during the first year after the closing of the merger. Holders of Excess Bandwidth preferred stock, who will receive an aggregate of 2,773,250 shares of Virata common stock, may sell 15% of their Virata common stock each quarter beginning 90 days after the completion of the offering of common stock hereunder. Holders of Excess Bandwidth common stock, who will receive an aggregate of 3,125,040 shares of Virata common stock, may sell 15% of their Virata common stock beginning 90 days after completion of this offering and may sell their remaining shares one year after the closing date of the merger.

B.  Expected First Quarter Revenues

   On June 20, 2000 Registrant announced that its fiscal 2001 first quarter revenues for the period ended July 2, 2000 is expected to be approximately $25-27 million, which represents an average 115 percent increase from the prior quarter's $12 million in revenues. Registrant had not expected to attain such amount of revenues until its fiscal 2001 second quarter. In addition, Registrant expects to ship 3 times more communications processors for the first quarter compared to the prior quarter, including its millionth Helium processor. Registrant expects to announce complete first quarter 2001 results on July 25, 2000.
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Item 7.    Financial Statements, Pro Forma and Exhibits.
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(c)    Exhibits

  Exhibit No.      Description
  -----------      -----------
  2.1              Agreement and Plan of Merger Dated as of June 20, 2000
                   among Virata Corporation, Excess Bandwidth Corporation, VC
                   Acquisition, Inc., and Steve Dines, as Securityholder Agent

  99.1             Press Release issued June 21, 2000

                                      2
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                                  Signature

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  Dated as of June 22, 2000

                                        VIRATA CORPORATION


                                        By: /s/ Andrew M. Vought
                                           -----------------------------
                                           Andrew Vought
                                           Chief Financial Officer

                                      3
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                                EXHIBIT INDEX


                                                                 Sequentially
                                                                   Numbered
Exhibit No.   Description                                            Page
-----------   ------------------------------------------------   ------------
2.1           Agreement and Plan of Merger Dated as of
              June 20, 2000 among Virata Corporation, Excess
              Bandwidth Corporation, VC Acquisition, Inc., and Steve Dines, as Securityholder Agent.

99.1          Press Release issued June 21, 2000.

                                      4